Exhibit (a)(1)(A)

ENTEROMEDICS INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”)

and your withdrawal rights will expire at 6:00 p.m. Central Time on June 27, 2016, unless extended (the “Expiration Date”).

EnteroMedics Inc., a Delaware corporation (“EnteroMedics,” “we,” “us,” or “our”) is offering our employees (including executive officers) the opportunity to voluntarily exchange outstanding options to purchase shares of EnteroMedics common stock granted under our Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), that have an exercise price per share greater than $10.00 (which is currently greater than the highest per share closing price of our common stock for the eleven month period immediately preceding the Expiration Date of the Exchange Offer) (“Eligible Options”).

•	Each Eligible Option that you elect to tender will be exchanged for the grant of a new option to purchase shares of EnteroMedics common stock (“New Options”).

•	Each New Option will be issued under the 2003 Plan and will have an exercise price equal to the closing price per share of EnteroMedics common stock on the NASDAQ Capital Market on June 27, 2016.

•	Each New Option will be exercisable for fewer shares of our common stock than the Eligible Option it replaces. The number of shares underlying New Options will be based on an exchange ratio designed to result in the fair value of the New Options being approximately equal in the aggregate to the fair value of the Eligible Options that are tendered for cancellation in the Exchange Offer. The model used to calculate fair value is based on a number of assumptions. For additional information, see “The Exchange Offer—Exchange Ratios.”

•	Each New Option will have a new vesting schedule and vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months. Vesting is conditioned on your continued employment with us through each applicable vesting date.

•	Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment.

•	Each New Option will be a non-qualified stock option for U.S. federal income tax purposes and will have a term of seven years from the date of grant.

We have issued stock options under the 2003 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interest with EnteroMedics’ interests and the interests of our stockholders and encourages our employees to devote the best of their abilities to EnteroMedics. However, our Board of Directors has observed that many of our employees have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These stock options are commonly referred to as being “underwater.” As a result, these stock options have little value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing our employees with an opportunity to exchange Eligible Options for New Options granted under the 2003 Plan. By making this Exchange Offer, we intend to provide our employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for employees to remain with EnteroMedics and contribute to achieving our business objectives.

If you participate in this Exchange Offer, you will receive one New Option under the 2003 Plan for every Eligible Option you tender for cancellation and exchange pursuant to this Exchange Offer using the applicable exchange ratio. You may elect to participate in this Exchange Offer with respect to any of your Eligible Options, and you will not be required to exchange all of your Eligible Options. However, you may not tender less than all of a particular Eligible Option in the Exchange Offer. We intend to grant New Options to Eligible Optionholders (as defined below) on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer (the “New Option Grant Date”), which we expect to be June 27, 2016.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible

If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option agreements under which they were originally granted. However, if the Exchange Offer extends for 30 or more calendar days, the tax treatment of Eligible Options which qualify as incentive stock options under U.S. federal tax laws may change. For more information, see “The Exchange Offer—Material United States Income Tax Consequences.”

Shares of EnteroMedics common stock are traded on the NASDAQ Capital Market under the symbol “ETRM.” On May 26, 2016, the closing price per share of EnteroMedics common stock on the NASDAQ Capital Market was $0.62. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price per share of our common stock will be on June 27, 2016.

GLOSSARY OF TERMS USED IN EXCHANGE OFFER

Cancellation Date

The Eligible Options will be canceled on the date that they are tendered to EnteroMedics and accepted by us pursuant to this Exchange Offer. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

Eligible Optionholders

Every employee (including executive officers) of EnteroMedics on the date this Exchange Offer starts who holds one or more Eligible Options and who continues to be an employee of EnteroMedics as of the Expiration Date. Our non-employee directors, consultants and former employees are not eligible to participate in the Exchange Offer.

Eligible Options

Any outstanding stock option for the purchase of shares of EnteroMedics common stock granted under our 2003 Plan, whether vested or unvested, with an exercise price per share greater than $10.00 (which is currently greater than the highest per share closing price of our common stock for the eleven month period immediately preceding the Expiration Date of the Exchange Offer). However, options granted to individuals in connection with the performance of consulting services for EnteroMedics are not eligible to be exchanged in the Exchange Offer.

Exchange Offer

We refer to this document as the Exchange Offer.

Expiration Date

We expect that the Expiration Date of the Offering Period will be June 27, 2016 at 6:00 p.m. Central Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

June 27 Price

The closing price per share of EnteroMedics common stock on the NASDAQ Capital Market on the last trading day before the expiration of the Exchange Offer, which is currently expected to be June 27, 2016.

-ii-

New Options

New stock options issued under the 2003 Plan that will replace the Eligible Options tendered pursuant to this Exchange Offer. New Options will be subject to the terms of our 2003 Plan and a new stock option agreement between you and EnteroMedics. For more details about the 2003 Plan, see “This Exchange Offer—2003 Plan.”

Each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the June 27 Price;

•	Each New Option will be exercisable for fewer shares of our common stock than the Eligible Option it replaces. The number of shares underlying New Options will be based on an exchange ratio designed to result in the fair value of the New Options being approximately equal in the aggregate to the fair value of the Eligible Options that are tendered for cancellation in the Exchange Offer. The model used to calculate fair value is based on a number of assumptions. For additional information, see “The Exchange Offer—Exchange Ratios;”

•	Each New Option will have a new vesting schedule and vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months. Vesting is conditioned on your continued employment with us through each applicable vesting date;

•	Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment; and

•	Each New Option will be a non-qualified stock option for U.S. federal income tax purposes and will have a term of seven years from the New Option Grant Date.

New Option Grant Date

We expect the New Option Grant Date will be June 27, 2016. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will start on May 27, 2016 and expire at 6:00 p.m. Central Time on the Expiration Date.

Schedule TO

Tender Offer Statement on Schedule TO filed by EnteroMedics with the U.S. Securities and Exchange Commission (“SEC”).

Vesting Schedule

The New Options will be subject to a new vesting schedule which is described in greater detail in “This Exchange Offer—Source and Amount of Consideration; Terms of New Options.” The New Options will vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months.

See “Risk Factors” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in this Exchange Offer, your properly completed and duly executed Election to Participate must be received by EnteroMedics on or before 6:00 p.m. Central Time on June 27, 2016. If you choose not to participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

-iii-

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies any documents relating to this Exchange Offer) to Ann McGrath at (651) 789-2743 or amcgrath@enteromedics.com.

Although our Compensation Committee has recommended and our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer–Conditions of This Exchange Offer.” Neither EnteroMedics nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR AS PROVIDED ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

-iv-

SUMMARY TERM SHEET

Questions and Answers

EnteroMedics Inc. is offering to exchange Eligible Options held by Eligible Optionholders for New Options to be granted under the 2003 Plan. The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

A. GENERAL OPTION EXCHANGE QUESTIONS

Q1: Why are we allowing Eligible Optionholders to exchange their options?

A: As part of recognizing the contributions of our employees and aligning their interests with our future success, we grant our employees stock options as part of their compensation. However, many of our employees have stock options that are “underwater,” which means that the stock options have an exercise price that is significantly higher than the current market price of our common stock.

By participating in this Exchange Offer, whereby Eligible Optionholders can exchange Eligible Options for New Options, our Eligible Optionholders have the opportunity to hold options that have a lower exercise price and, therefore, greater value and appreciation potential. We believe this will create better incentives for employees to remain with EnteroMedics and contribute to achieving our business objectives.

Q2: What stock options are we offering to exchange in the Exchange Offer?

A: An Eligible Option is any outstanding stock option granted under our 2003 Plan, whether vested or unvested, with an exercise price greater than $10.00 (which is currently greater than the highest per share closing price of our common stock for the eleven month period immediately preceding the Expiration Date of the Exchange Offer). However, options granted to individuals in connection with the performance of consulting services for EnteroMedics are not eligible to be exchanged in the Exchange Offer.

Q3: Who can participate in the Exchange Offer?

A: You are eligible if you meet ALL three of the following criteria:

•	You are a full or part-time employee (including executive officer) of EnteroMedics on the date this Exchange Offer starts.

•	You hold one or more Eligible Options.

•	You continue to be a full or part-time employee of EnteroMedics as of the end of the Exchange Offer (expected to be at 6:00 p.m. Central Time June 27, 2016).

Note, that to participate in the Exchange Offer, you must be an Eligible Optionholder through the entire Offering Period. If you are not an Eligible Optionholder throughout the entire Offering Period, any election you make to participate in this Exchange Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

Our non-employee directors, consultants and former employees are not eligible to participate in the Exchange Offer.

Q4: Does this Exchange Offer include both vested and unvested options?

A: Yes, this Exchange Offer includes all Eligible Options, whether vested or unvested. If you have exercised an option, it is no longer outstanding, and it is not eligible.

Q5: Can I exchange stock options that I have already exercised?

A: This Exchange Offer applies only to Eligible Options. A stock option that has been fully exercised is no longer outstanding and is not eligible. However, if you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Exchange Offer. Options for which you have properly submitted an exercise notice prior to the Expiration Date will be considered exercised, whether or not you have received the shares that you have purchased.

Q6: Can I exchange only a portion of my Eligible Options?

A: You may choose to tender one Eligible Option in its entirety and not tender another Eligible Option. You may not, however, tender less than all of a particular Eligible Option. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

Q7: How many shares will my New Options be exercisable for?

A: The number of shares underlying the New Options that you receive will depend on the exercise price(s) of your tendered Eligible Options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in the fair value of the New Options being approximately equal in the aggregate to the fair value of the Eligible Options that are tendered for cancellation in the Exchange Offer, assuming that all Eligible Options are exchanged. We used a standard valuation model and applied a 10% discount to the current value of the Eligible Options to determine the actual exchange ratios. If, after the exchange of Eligible Options, you would be left with a fractional share underlying the New Option, we will round up to the nearest whole share and cancel any fractional shares.

If the Per Share Exercise Price of an Eligible Option is	The Exchange Ratio is (Eligible Option to New Option)
$10.00 to $19.99	4.54 to 1
$20.00 to $29.99	6.42 to 1
$30.00 to $39.99	8.27 to 1
$40.00 to $49.99	8.56 to 1
$50.00 and up	11.42 to 1

Note that the exchange ratios apply to each of your Eligible Options separately. This means that each of your Eligible Options may be subject to different exchange ratios. For additional information, see “The Exchange Offer—Exchange Ratios.”

Q8: Why isn’t the exchange ratio one-for-one?

A: We believe the exchange ratios must balance the interests of both our employees and our stockholders. As a result, we have designed the exchange ratios so that the Exchange Offer is value neutral from an accounting perspective. A value neutral exchange means that the fair value of the New Options, as determined by our option pricing model, is approximately equal to the fair value, in the aggregate, of the Eligible Options tendered for exchange. Consequently, using our option pricing model and the closing price per share of our common stock on the NASDAQ Capital Market on June 27, 2016, a value neutral exchange requires that more shares be tendered than are granted in the Exchange Offer, since the model assumes, among other things, that the New Options will be granted with exercise prices substantially lower than the exercise prices of the tendered Eligible Options and will result in a greater potential for the optionholder to realize value from the exercise of such options. For additional information, see “The Exchange Offer—Exchange Ratios.”

Q9: What are the new vesting terms for New Options?

A: The New Options will vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months. Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment.

Q10: Are there any material differences between New Options and previously granted Eligible Options?

A: Yes. Each New Option will differ from your Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the June 27 Price;

•	Each New Option will be exercisable for fewer shares of our common stock than the Eligible Option it replaces. The number of shares underlying New Options will be based on an exchange ratio designed to result in the fair value of the New Options being approximately equal in the aggregate to the fair value of the Eligible Options that are tendered for cancellation in the Exchange Offer. The model used to calculate fair value is based on a number of assumptions. For additional information, see “The Exchange Offer—Exchange Ratios;”

•	Each New Option will have a new vesting schedule and vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months. Vesting is conditioned on your continued employment with us through each applicable vesting date;

•	Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment; and

•	Each New Option will be a non-qualified stock option for U.S. federal income tax purposes and will have a term of seven years from the New Option Grant Date.

For more information, see “This Exchange Offer—Source and Amount of Consideration; Terms of New Options,” “This Exchange Offer—2003 Plan” and “This Exchange Offer—Material United States Income Tax Consequences.”

Q11: Do I have to participate in this Exchange Offer?

A: No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options and you will not receive any New Options pursuant to the Exchange Offer.

Q12: What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

A: This Exchange Offer will not affect your Eligible Options if you elect not to participate in this Exchange Offer or if your Eligible Options are not accepted for exchange in this Exchange Offer. However, if the Exchange Offer extends for 30 or more calendar days, the tax treatment of Eligible Options which qualify as incentive stock options under U.S. federal tax laws may change. For more information, see “The Exchange Offer—Material United States Income Tax Consequences.”

Q13: If I participate in this Exchange Offer, when will I receive the New Options?

A: We will issue new stock option agreements as soon as we can following the date that your Eligible Options are accepted for exchange and canceled. We expect the New Option Grant Date will be June 27, 2016. We expect your stock records to be updated in our stock administration system and that of Morgan Stanley Smith Barney as soon as administratively possible after the New Option Grant Date.

Q14: What happens to my Eligible Options if my employment with EnteroMedics ends before the end of the Offering Period?

A: If you participate in the Exchange Offer and your employment ends before the end of the Exchange Offer (which is expected to be at 6:00 p.m. Central Time on June 27, 2016), your participation in the Exchange Offer will be canceled and you will not be able to exchange your Eligible Options.

For example, if you elect to participate in the Exchange Offer on June 1, 2016 and your employment at EnteroMedics ends on June 15, 2016, you will no longer be eligible to participate in the Exchange Offer and your Eligible Options will remain subject to their existing terms and conditions. In that case, generally you may exercise your existing stock options for 90 days after your termination date to the extent they are vested and in accordance with their terms. See “This Exchange Offer—Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q15: What happens to my New Options if my employment with EnteroMedics ends after the end of the Offering Period?

A: If your employment ends after the end of the Offering Period of the Exchange Offer (other than because of your disability or death), any New Options will not continue to vest and any unvested portion will be canceled as of the date of termination (excluding any notice period that may be required under applicable law). Any vested and unexercised portion of the New Options will generally be exercisable for 90 days after termination (or one year if your termination was on account of your disability or death). You should not view this Exchange Offer or EnteroMedics’ acceptance of your election to voluntarily participate in the Exchange Offer as a promise by EnteroMedics to continue your employment.

Q16: What if I am on an authorized leave of absence during this Exchange Offer or on the New Option Grant Date?

A: If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive New Options on the New Option Grant Date as long as you still meet the eligibility requirements described above and your properly completed and duly executed election to participate is received by EnteroMedics on or before the Expiration Date.

Q17: Are there any conditions to this Exchange Offer?

A: All Eligible Optionholders have been included in this Exchange Offer. Subject to, and conditioned upon, the terms and conditions of this Exchange Offer, we expect to accept all tenders of Eligible Options from all such Eligible Optionholders. This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Optionholders participating. See “This Exchange Offer—Conditions of This Exchange Offer” for more information.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any options tendered to us, and we may terminate or amend the Exchange Offer, or postpone our acceptance and cancellation of any options tendered to us subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the Expiration Date. In that case, your options will be treated as if you had not tendered them.

Q18: Can I exercise the New Options immediately?

A: We intend to grant New Options on June 27, 2016. Subject to your compliance with the terms of our Insider Trading Policy, you may exercise the vested portion of your New Options through Morgan Stanley Smith Barney’s website immediately after they are granted, however, until the end of the quarterly trading blackout period and any other blackout period that may be imposed by EnteroMedics, you will not be able to complete a cashless exercise of the New Options or sell the exercised shares from any New Option. Please see our Insider Trading Policy posted on our website at www.enteromedics.com.

B. HOW DOES THE EXCHANGE OFFER WORK (DETAILS OF THE OFFER) QUESTIONS

Q1: What is the expected timeline of this Exchange Offer?

A: We currently expect the timeline of this Exchange Offer to be:

• May 27, 2016:	Offering Period begins

• June 27, 2016:	Exercise price of New Options is determined based on the closing price per share of EnteroMedics common stock on the NASDAQ Capital Market (this date may change as a result of regulatory review or at EnteroMedics’ discretion)

• June 27, 2016:	Offering Period ends at 6:00 p.m. Central Time (this date may change as a result of regulatory review or at EnteroMedics’ discretion)

Q2: How will this Exchange Offer work?

A: At any time before the Exchange Offer closes, Eligible Optionholders may exchange, or tender, all or a portion of their Eligible Options for New Options. If you choose to participate in the Exchange Offer, your properly completed election to participate must be sent to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier and received on or before 6:00 p.m. Central Time on June 27, 2016. To make this election, you will need to agree to all of the terms and conditions of the offer as set forth in the offer documents.

Your Eligible Options will not be considered exchanged until you have delivered your election to participate to us. You must properly elect to participate in the Exchange Offer before the end of the Offering Period. We do not have any plans at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in this Exchange Offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically canceled if they are accepted by us for exchange.

EnteroMedics will accept your election to participate in, or withdrawal from, the Exchange Offer either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to: EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment. EnteroMedics will not accept requests for participation in, or withdrawal from, the Exchange Offer delivered by any other means. You are responsible for making sure that, if you wish to participate in the Exchange Offer, you follow the appropriate process described in this document. Under certain conditions, EnteroMedics reserves the right to reject any or all tenders of Eligible Options that we determine are not appropriate or would be unlawful to accept. See “This Exchange Offer—Procedures for Tendering Eligible Options” and “This Exchange Offer—Conditions of this Exchange Offer” for more information.

EnteroMedics expects to accept all properly tendered Eligible Options no later than the end of the Offering Period, subject to EnteroMedics’ right to extend, amend, withdraw, or terminate this Exchange Offer.

Q3: How do I find out how many Eligible Options I have and what their exercise prices are?

A: You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at the Morgan Stanley Smith Barney website (www.benefitaccess.com). You can at any time confirm the number of Eligible Options that you have, their grant dates, exercise prices, and vested shares on the Morgan Stanley Smith Barney website.

Q4: How long do I have to decide whether to participate in this Exchange Offer?

A: Currently, this Exchange Offer expires at 6:00 p.m. Central Time on June 27, 2016. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Central Time on the next business day after the last previously scheduled or announced Expiration Date. Once we confirm the Expiration Date, no exceptions will be made. See “This Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.

Q5: How should I decide whether or not to exchange my Eligible Options for New Options?

A: In addition to this document, we may schedule a meeting with Eligible Optionholders to explain the terms of the Exchange Offer and Ann McGrath (651-789-2743 or amcgrath@enteromedics.com) will be available to answer questions you may have about the Exchange Offer process. However, we are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from EnteroMedics is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q6: If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A: Yes. When we accept your Eligible Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the New Options.

Q7: May I change my mind after electing to participate in or withdraw from this Exchange Offer?

A: Yes. Up until 6:00 p.m. Central Time on June 27, 2016, you may change your mind after you have submitted an election to participate in or a withdrawal from the Exchange Offer. To do this your new election form or withdrawal form must be sent to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier and received on or before 6:00 p.m. Central Time on June 27, 2016. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment.

You may change your mind as many times as you wish, but you will be bound by the last properly completed and submitted election form or withdrawal form we receive before the end of the Offering Period, which is scheduled for June 27, 2016, at 6:00 p.m. Central Time. If we extend the Offering Period, you may submit an election form or withdrawal form at any time until the extended offer expires.

Q8: May I change my mind about how many Eligible Options I want to exchange?

A: Yes. Up until 6:00 p.m. Central Time on June 27, 2016, you may change your mind about how many Eligible Options you want to exchange after you have submitted an election to participate in the Exchange Offer. You may change the number of Eligible Options you elect to exchange at any time during the Offering Period by completing and submitting a new election form to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to: EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment.

You may change your mind as many times as you wish, but you will be bound by the last properly completed and submitted election form we receive before the end of the Offering Period, which is scheduled for June 27, 2016 at 6:00 p.m. Central Time. If we extend the Offering Period, you may change your election at any time until the extended offer expires.

Q9: How do I withdraw my election to participate?

A: To withdraw your election with respect to some or all of your Eligible Options, your properly completed notice of withdrawal must be sent to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to: EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113 and received on or before 6:00 p.m. Central Time on June 27, 2016. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment.

Q10: How will I know whether you have received my election to participate or my notice of withdrawal?

A: We will send you an email to confirm receipt of your election to participate in the Exchange Offer or your notice of withdrawal from the Exchange Offer within five business days of EnteroMedics’ receipt of your election to participate or notice of withdrawal. You should save the confirmation email you receive along with the copies of your submitted election to participate and/or notice of withdrawal and evidence of delivery for your records and future reference.

Q11: What will happen if I do not make a valid election to participate in the Exchange Offer by the end of the Offering Period?

A: If we do not receive your election to participate in the Exchange Offer by the end of the Offering Period, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange your Eligible Options, you do not need to do anything.

Q12: What happens if I do nothing?

A: If you do not elect to participate in the Exchange Offer by the Expiration Date, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. However, if the Exchange Offer extends for 30 or more calendar days, the tax treatment of Eligible Options which qualify as incentive stock options under U.S. federal tax laws may change. For more information, see “The Exchange Offer—Material United States Income Tax Consequences.”

Q13: Are you expecting the Exchange Offer to be a one-time event?

A: We do not currently anticipate offering optionholders another opportunity to exchange “underwater” options for new options in the future.

Q14: Can you extend or shorten the length of this Exchange Offer?

A: While EnteroMedics has the discretion to shorten or extend the length of the Exchange Offer (provided that the Exchange Offer is open for at least 20 business days), we do not intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date.

Q15: What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A: We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange “underwater” options for new options in the future.

Q16: Will this Exchange Offer affect future equity grants?

A: No. We may grant future equity awards on a discretionary basis as determined by EnteroMedics’ management and our Board of Directors.

Q17: What if I have questions about this Exchange Offer or I need additional copies of this Exchange Offer or any documents attached to or referred to in this Exchange Offer?

A: You should direct questions about this Exchange Offer (including requests for additional copies of any Exchange Offer documents) to Ann McGrath at (651) 789-2743 or amcgrath@enteromedics.com.

C. TAX QUESTIONS

Q1: Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

A: We believe that the exchange of Eligible Options for New Options should be treated as a non-taxable exchange and that you will not be required to recognize income for U.S. federal income tax purposes at the time of grant. However, the tax consequences of the Exchange Offer are not entirely certain.

You generally will have taxable income upon exercise of your New Options, at which time EnteroMedics will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares issued upon exercise of the New Options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are subject to the tax laws of a country other than the United States, you should be aware that there may be additional or different tax consequences that may apply to you.

Q2: Will my New Options be incentive stock options or non-qualified stock options for U.S. federal income tax purposes?

A: All New Options will be non-qualified stock options for U.S. federal income tax purposes, regardless whether the Eligible Options tendered in the Exchange Offer are incentive stock options or non-qualified stock options.

We recommend that you review the section below entitled “Material United States Income Tax Consequences” and consult with your own tax advisors to determine the tax consequences to you in light of your particular circumstances of receiving non-qualified stock options in the Exchange Offer. You should also consult your tax advisor if you hold Eligible Options and are subject to taxation in a country other than the United States.

Q3: If I have incentive stock options under U.S. federal tax laws, what happens if I elect not to tender them in the Exchange Offer?

A: If you hold stock options that qualify as incentive stock options under U.S. federal tax laws, the tax status of those incentive stock options should not be affected by the Exchange Offer unless the Exchange Offer extends for 30 or more calendar days. Any incentive stock options that are Eligible Options subject to the Exchange Offer but that you do not tender in response to this Exchange Offer will be treated as having been modified if the Exchange Offer extends for 30 or more calendar days and, accordingly, will be treated under the tax rules as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. For more information, please review the section below entitled “Material United States Income Tax Consequences.”

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties and we encourage you to consult with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer for a more in-depth discussion of the risks that may apply to you.

Risks Related to The Exchange Offer

The exchange ratios used in determining the number of shares underlying the New Options you will be eligible to receive for your tendered Eligible Options take into account a number of factors and assumptions, so the actual value of your New Options may be more or less than the computed fair value of your Eligible Options.

The number of shares underlying the New Options that you will be eligible to receive has been determined based on an exchange ratio.

If the Per Share Exercise Price of an Eligible Option is	The Exchange Ratio is (Eligible Option to New Option)
$10.00 to $19.99	4.54 to 1
$20.00 to $29.99	6.42 to 1
$30.00 to $39.99	8.27 to 1
$40.00 to $49.99	8.56 to 1
$50.00 and up	11.42 to 1

We determined these exchange ratios by first dividing the Eligible Options into groups based on the exercise prices listed above and calculating the aggregate fair value of each group using a Black-Scholes option pricing model. We also applied a 10% discount to the current value of the Eligible Options. Black-Scholes models are a method of attempting to determine the fair value of an option, and we use similar models in accounting for our option expense. These models, however, are theoretical, and were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Exchange Offer. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of our estimates stemming from the Black-Scholes option pricing model we used, in part, to determine the exchange ratios, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model we used takes into account the following assumptions to estimate fair value: (i) the closing price per share of our common stock on the NASDAQ Capital Market on May 23, 2016, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the Eligible Options and the expected term of the New Options, (iii) risk free interest rates that vary with the remaining term of the Eligible Options and the expected term of the New Options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the Eligible Options as of May 23, 2016 and the expected term of the New Options, (v) the option exercise prices and (vi) a 0.00% dividend yield. The exchange ratios were designed to result in a fair value of the New Options that is approximately equal to the fair value, in the aggregate, of the Eligible Options that are tendered, assuming that all Eligible Options are tendered in the Exchange Offer.

Depending on the assumptions used to determine the fair value of your Eligible Options and the New Options, it is possible that a Black-Scholes valuation of your New Options may be more or less than a Black-Scholes valuation of your Eligible Options. In addition, the exchange ratios were established as of May 23, 2016, prior to the commencement of the Exchange Offer. The Black-Scholes fair values of the Eligible Options and the New Options as of the New Option Grant Date or any future date may differ materially from the Black-Scholes fair values determined as of May 23, 2016. Accordingly, it is important for you to evaluate the Exchange Offer based on your assessment of the future price of our common stock, the specific Eligible Options you currently hold and other applicable risk factors.

If you exchange Eligible Options for New Options in the Exchange Offer and your employment with EnteroMedics terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in the Exchange Offer, the New Options will have a new vesting schedule such that one-third of the shares underlying the option will vest immediately and the remaining shares will vest monthly for 24 months. Generally, if your employment with us terminates, your New Options will cease vesting according to the terms of the stock option agreement, and any unvested portion of your New Options will be canceled as of your termination date. Accordingly, if you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options tendered in the Exchange Offer were fully vested at the time of the exchange or would have been fully vested before your termination date. As a result, you may have fewer vested shares underlying your New Options at the time of your termination date than if you had declined to participate in the Exchange Offer.

Nothing in the Exchange Offer confers upon you the right to remain an employee of EnteroMedics. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option Grant Date, the date your New Options are fully vested or thereafter.

If the trading price of our common stock decreases after the New Option Grant Date, you will not be able to realize any gain from the exercise of your New Options.

The exercise price per share of all New Options will be equal to the closing price per share of our common stock on the NASDAQ Capital Market on the last full trading date before the Expiration Date, which is currently expected to be June 27, 2016, subject to any extension of the Exchange Offer. If the trading price of our common stock decreases after the New Option Grant Date, the exercise price of your New Options will be greater than the trading price of our common stock and you will not be able to realize any gain from the exercise of your New Options. The trading price of our common stock has been volatile and there can be no assurance that the price of our common stock will increase after the New Option Grant Date.

If the price of our common stock increases over time, the value of the New Options that you receive in the Exchange Offer may ultimately be less than the value of the Eligible Options that you tendered in the Exchange Offer.

We have designed the Exchange Offer to be value neutral, which means that the fair value of the New Options, as determined based on our option pricing model, is approximately equal to the fair value, in the aggregate, of the Eligible Options being tendered for exchange. (The model calculates fair value based on several assumptions, including that all Eligible Options are tendered for exchange and certain valuation assumptions made as of May 23, 2016). As a result, you will be issued a lesser number of shares underlying the New Options than shares underlying the Eligible Options you tender for exchange.

Because you will receive a lesser number of shares underlying the New Options in the Exchange Offer than shares underlying the Eligible Options you tender for exchange, it is possible that, at some point in the future, your tendered Eligible Options would have been economically more valuable than the New Options granted in the Exchange Offer, depending on the exercise prices of your Eligible Options and the increase in the price of our common stock during the term of the New Options.

If you have incentive stock options, the tax treatment of New Options may not be as favorable, and if the Exchange Offer extends for 30 or more calendar days, the tax status of any incentive stock options you hold may be affected.

Because all New Options issued in the Exchange Offer will be non-qualified stock options for U.S. federal income tax purposes, an individual’s tax treatment upon exercise of the New Options may differ from the treatment otherwise applicable to the tendered Eligible Options. An Eligible Optionholder who participates in the Exchange Offer and receives the New Options will recognize ordinary income upon exercise of the New Options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price of the New Options. Any ordinary income recognized on the exercise of the New Options will be subject to applicable income and employment tax withholding. Upon disposition of the shares resulting from the exercise of the New Options, the Eligible Optionholder will recognize a capital gain or loss (which will be long- or short-term depending on whether the shares were held for more than one year) equal to the difference between the amount realized on disposition and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares.

If you hold incentive stock options that are Eligible Options but you do not tender those incentive stock options pursuant to the Exchange Offer, the tax status of those incentive stock options should not be affected by the Exchange Offer unless the Exchange Offer extends for 30 or more calendar days. If the Exchange Offer extends 30 or more calendar days, the incentive stock options will be treated under the tax rules as having been modified and, accordingly, as regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected even if you elect not to participate in the Exchange Offer. Any incentive stock options that cease to qualify as incentive stock options will be treated as non-qualified stock options for purposes of determining its U.S. income tax treatment. For more information, see “Material United States Income Tax Consequences.”

Risks Related to Our Business and Ownership of Our Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the three month period ended March 31, 2016 and the information provided in this Exchange Offer document and the other materials that we have filed with the SEC, before making a decision on whether to tender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See “Additional Information” for more information regarding reports we have filed with the SEC and how to obtain copies of or otherwise review these reports.

THIS EXCHANGE OFFER

Purpose of This Exchange Offer

The price of our common stock has been significantly impacted by our need to raise significant amounts of capital through the issuance of new equity in order to obtain FDA approval of the Maestro Rechargeable System, which we received January 14, 2015, and to begin the implementation of our commercialization strategy, both of which must be completed before we can generate enough revenue to sustain our operations. Despite obtaining FDA approval and generating revenue from commercial sales in 2015, our stock price has remained at a relatively low level. Additionally, despite our continued efforts, current economic conditions, increased market volatility and other factors, some of which are beyond our control, could prevent significant near-term increases in our stock price. These factors have contributed to substantially all employee stock options granted by us being underwater. This situation was further compounded by the 1-for-15 reverse stock split that we effected on January 6, 2016 in order to regain compliance with the continued listing requirements of the NASDAQ Stock Market and prevent the delisting of our common stock from the NASDAQ Stock Market. As of April 29, 2016, exercise prices for outstanding underwater options that would be eligible to be exchanged pursuant to the option exchange program ranged from $12.90 to $56.70, with a weighted average exercise price of $30.83 per share, approximately 40 times more than $0.79 per share, the closing price of our common stock on the NASDAQ Stock Market on such date. We believe that these underwater options provide little motivational or retention value for our existing employees.

We believe that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new at-the-money options (i.e., options that have an exercise price equal to the current trading price of our common stock) would help us retain such employees as well as provide an additional incentive for our employees. The newly-issued options would include additional vesting requirements to enhance their retentive value and no options would be eligible to be exchanged that have exercise prices below $10.00 (which is currently greater than the highest closing price of our common stock in the eleven month period immediately preceding the proposed expiration date of the exchange offer program, as adjusted for the Company’s 1-for-15 reverse stock split). The option exchange program is generally intended to be a “value neutral program” from an accounting perspective. Therefore, we do not expect that the program would result in any material incremental increase in our share-based compensation costs.

Additionally, the option exchange program will return shares to the 2003 Plan reserve. In addition to reducing our equity award overhang, the option exchange would result in more than 370,000 shares being returned to the 2003 Plan reserve (following the grant of replacement options), assuming 100% participation in the option exchange. Shares returned to the 2003 Plan will be available for use, in the discretion of our Compensation Committee, in future equity grants to employees that will offer retention and incentive value.

We are currently executing an aggressive cost management strategy designed to enable us to effectively commercialize our Maestro Rechargeable System, but we are concerned that we will be unable to effectively motivate our employees to achieve our goals and that any setbacks could adversely impact the morale and retention of our employees. In addition, as described in more detail below, the underwater options that remain outstanding represent ongoing compensation expense for us even though the options provide minimal retentive value to our employees and may never be exercised. We believe that our proposed option exchange program would significantly mitigate our retention risk and create a positive solution for our employees and stockholders by enhancing our return from the compensation expense already recognized for the existing underwater options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

We are making an offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this Exchange Offer for New Options with the terms described below.

Cancellation Date

The Eligible Options will be canceled on the date they are tendered to EnteroMedics and accepted by us pursuant to this Exchange Offer. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

Eligible Optionholders

Every employee (including executive officers) of EnteroMedics on the date this Exchange Offer starts who holds one or more Eligible Options and who continues to be an employee of EnteroMedics as of the Expiration Date. Our non-employee directors, consultants and former employees are not eligible to participate in the Exchange Offer.

Eligible Options

Any outstanding stock option for the purchase of shares of EnteroMedics common stock granted under our 2003 Plan, whether vested or unvested, with an exercise price per share greater than $10.00 (which is currently greater than the highest per share closing price of our common stock for the eleven month period immediately preceding the Expiration Date of the Exchange Offer). However, options granted to individuals in connection with the performance of consulting services for EnteroMedics are not eligible to be exchanged in the Exchange Offer.

Exchange Offer

We refer to this document as the Exchange Offer.

Expiration Date

We expect that the Expiration Date of the Offering Period will be June 27, 2016 at 6:00 p.m. Central Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

New Options

New stock options issued under the 2003 Plan that will replace the Eligible Options tendered pursuant to this Exchange Offer. New Options will be subject to the terms of our 2003 Plan and a new stock option agreement between you and EnteroMedics. For more details about the 2003 Plan, see “This Exchange Offer—2003 Plan.”

Each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the June 27 Price;

•	Each New Option will be exercisable for fewer shares of our common stock than the Eligible Option it replaces. The number of shares underlying New Options will be based on an exchange ratio designed to result in the fair value of the New Options being approximately equal in the aggregate to the fair value of the Eligible Options that are tendered for cancellation in the Exchange Offer. The model used to calculate fair value is based on a number of assumptions. For additional information, see “The Exchange Offer—Exchange Ratios;”

•	Each New Option will have a new vesting schedule and vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months. Vesting is conditioned on your continued employment with us through each applicable vesting date;

•	Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment; and

•	Each New Option will be a non-qualified stock option for U.S. federal income tax purposes and will have a term of seven years from the New Option Grant Date.

New Option Grant Date

We expect the New Option Grant Date will be June 27, 2016. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will start on May 27, 2016 and expire at 6:00 p.m. Central Time on the Expiration Date.

Vesting Schedule

The New Options will be subject to a new vesting schedule which is described in greater detail in “This Exchange Offer—Source and Amount of Consideration; Terms of New Options.” The New Options will vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENTEROMEDICS. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF ENTEROMEDICS BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Exchange Ratios

The number of shares underlying the New Options issued in exchange for your Eligible Options is determined by the exchange ratios. We established the exchange ratios by dividing the Eligible Options into five groups based on their current exercise prices and assigning an exchange ratio to each group that is designed to result in a fair value neutral exchange (calculated using the Black-Scholes option pricing model). The terms of the New Options are designed to have a fair value that is, in the aggregate, not materially greater than the fair value of the Eligible Options, assuming that all Eligible Options are tendered for exchange in the Exchange Offer. The calculation of fair value using the Black-Scholes option pricing model takes into account the following variables: (i) the closing price per share of our common stock on the NASDAQ Capital Market on May 23, 2016, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the Eligible Options and the expected term of the New Options, (iii) risk free interest rates that vary with the remaining term of the Eligible Options and the expected term of the New Options, (iv) an estimated term that reflects the underwater nature and remaining contractual term of the Eligible Options as of May 23, 2016and the expected term of the New Options, (v) the option exercise prices of the Eligible Options and (vi) a 0.00% dividend yield. We also applied a 10% discount to the current value of the Eligible Options when calculating the exchange ratios.

Setting the exchange ratios in the manner described above was designed so that we could avoid having to recognize any material incremental compensation expense upon the grant of the New Options. However, the exchange ratios were set as of May 23, 2016, prior to the commencement of the Offering Period, and the Black-Scholes fair values of the Eligible Options and the New Options as of the New Option Grant Date or any future date may differ materially from the Black-Scholes fair values determined as of May 23, 2016. Accordingly, it is important for you to evaluate the Exchange Offer based on your assessment of our future share price, the specific options you hold and other applicable risk factors.

The exchange ratios are set forth below. Note that the exchange ratios apply to each of your Eligible Options separately, which means that each of your Eligible Options may be subject to different exchange ratios. For the purpose of applying the exchange ratio, fractional shares underlying New Options will be rounded up to the nearest whole share on a grant-by-grant basis.

If the Per Share Exercise Price of an Eligible Option is	The Exchange Ratio is (Eligible Option to New Option)
$10.00 to $19.99	4.54 to 1
$20.00 to $29.99	6.42 to 1
$30.00 to $39.99	8.27 to 1
$40.00 to $49.99	8.56 to 1
$50.00 and up	11.42 to 1

For purposes of example only, if you tender one Eligible Option for 100 shares with an exercise price of $25.00 per share and a second Eligible Option for 100 shares with an exercise price of $40.00, you will receive a New Option for 16 shares (100 divided by 6.42, rounded up to the nearest whole share) in exchange for the first Eligible Option and a New Option for 12 shares (100 divided by 8.56, rounded up to the nearest whole share) in exchange for the second Eligible Option.

Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under our 2003 Plan. Each New Option will also be granted under our 2003 Plan. The total number of shares that may be issued pursuant to the exercise of New Options granted in the Exchange Offer will depend on the rate of participation by Eligible Optionholders. As of May 26, 2016, there were Eligible Options to purchase an aggregate of 449,706 shares of our common stock with a weighted average exercise price of $30.16 per share. If all Eligible Options are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 75,819 shares of our common stock. Eligible Options that are properly tendered for exchange in the Exchange Offer will be immediately canceled upon our acceptance of them in accordance with the terms and conditions of the Exchange Offer. Shares subject to canceled options will be returned to the share reserve of the 2003 Plan and will be available for future grant under and in accordance with the terms of the 2003 Plan.

Terms of New Options

New stock options issued under the 2003 Plan will replace the Eligible Options tendered pursuant to this Exchange Offer. New Options will be subject to the terms of our 2003 Plan and a new stock option agreement between you and EnteroMedics.

The exercise price of all New Options granted in exchange for the tender of existing Eligible Options will be equal to the closing price per share of our common stock on the NASDAQ Capital Market on the last full trading day prior to the Expiration Date, which is currently expected to be June 27, 2016, subject to any extension of the Offering Period.

All New Options will have a new term of seven years, regardless of the number of years remaining in the term of the tendered Eligible Options. In addition, each New Option will be subject to a new vesting schedule and vest such that one-third of the shares underlying the option will be immediately vested on the date of grant and the remaining shares will vest monthly for 24 months.

You will not be able to exercise your New Options until such options have vested in accordance with the new vesting schedule. If you cease to be employed by EnteroMedics prior to the end of the vesting period for any reason, all unvested options will be forfeited, subject to the provisions of the 2003 Plan.

Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the New Options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the New Option would immediately vest and would be exercisable for five years following termination of employment.

The New Options will also be non-qualified stock options for U.S. federal income tax purposes.

The other terms and conditions of the New Options will be set forth in new stock option agreements to be entered into as of the New Option Grant Date and delivered to you as soon as practicable following the New Option Grant Date. As a condition to your participating in the Exchange Offer and to receiving New Options in the exchange, you must enter into a new stock option agreement for each New Option. The terms of the new stock option agreements may be different from your existing stock option agreements. You should carefully review the differences. The form of stock option agreement for the New Options to be issued under the 2003 Plan is filed with the SEC as an exhibit to the Schedule TO.

Eligible Options are subject to the terms and conditions of the 2003 Plan and the stock option agreements you received at the time of the original grant. The stock option agreements contain important information, such as the grant date, the number of shares, the exercise price, the expiration date and what happens to the option in certain events, such as death, disability, retirement, voluntary or involuntary termination and change in control. New Options will be subject to the form of stock option agreement described above and the 2003 Plan. For more details about the 2003 Plan, see “This Exchange Offer—2003 Plan.”

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENTEROMEDICS. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF ENTEROMEDICS BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Conditions of This Exchange Offer

All Eligible Optionholders have been included in this Exchange Offer. Subject to, and conditioned upon, the terms and conditions of this Exchange Offer, we expect to accept all tenders of Eligible Options from all such Eligible Optionholders.

In addition, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date: (1) we are prohibited by applicable securities laws from giving effect to the Exchange Offer; (2) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material adverse change in our business or financial condition; or (3) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see “This Exchange Offer—Purposes of This Exchange Offer”).

Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder through the Expiration Date and your properly completed Election to Participate must be sent to us and received on or before 6:00 p.m. Central Time on June 27, 2016. You do not need to return your stock option agreements relating to your tendered Eligible Options. They will be automatically canceled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until your properly completed and duly executed Election to Participate is received by EnteroMedics on or before the Expiration Date. This is a one-time offer, and we will strictly enforce the offering period. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

We will only accept your Election to Participate in the Exchange Offer if you properly complete, duly execute and deliver it to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to: EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment. We will not accept requests for participation in the Exchange Offer delivered by any other means. You are responsible for making sure that if you wish to participate in the Exchange Offer that you follow the appropriate steps as described above.

We have filed the form of Election to Participate with the SEC as an exhibit to the Schedule TO.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither EnteroMedics nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between EnteroMedics and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

Withdrawal Rights

If you elect to accept this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Exchange Offer, by following the procedure described in this section.

You may withdraw your tendered Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw tendered Eligible Options, you must properly complete and submit the Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder of EnteroMedics, your previously tendered Eligible Options will be canceled and exchanged pursuant to this Exchange Offer. You are responsible for making sure that the Notice of Withdrawal is properly completed and delivered to us. To deliver the Notice of Withdrawal, you should send your form to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to: EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113. You are responsible for keeping your evidence of the date and time of emailing, mailing or shipment.

We have filed the form of the Notice of Withdrawal with the SEC as an exhibit to the Schedule TO.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. We will issue new stock option agreements for the New Options as soon as administratively practicable after we accept the tendered Eligible Options, assuming you are still an active employee of EnteroMedics on the New Option Grant Date. If this Exchange Offer is extended, then the New Option Grant Date will also be extended.

Promptly after we cancel the Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation email” indicating the Eligible Options that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Options that will be issued to each tendering Eligible Optionholder. We filed a form of this email with the SEC as an exhibit to the Schedule TO.

If you have tendered your Eligible Options under this Exchange Offer and your employment or service with EnteroMedics terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.

If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Central Time on the next business day following the previously scheduled Expiration Date. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	If we increase or decrease the amount of consideration offered for the Eligible Options; or

•	If we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

2003 Plan

The purpose of the 2003 Plan is to aid in attracting and retaining employees, management personnel, other personnel and non-employee directors capable of assuring the future success of EnteroMedics and to incentivize such personnel and non-employee directors to put forth maximum efforts for the success of EnteroMedics’ business by affording such personnel and non-employee directors an opportunity to acquire a proprietary interest in EnteroMedics.

Under the current terms of the 2003 Plan, a total of 1,320,000 shares of our common stock are reserved for issuance pursuant to awards granted under the 2003 Plan. As of May 26, 2016, a total of 261,609 shares of common stock were available under the 2003 Plan for the future issuance of various types of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and/or performance shares.

Summary of the 2003 Plan

The following is a summary of the 2003 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2003 Plan, a copy of which has been filed as Appendix A to the Company’s Definitive Proxy Statement filed on April 1, 2016.

Administration

The Board of Directors has appointed the Compensation Committee to administer the 2003 Plan. As a result, the Compensation Committee has the authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2003 Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2003 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has the authority to interpret the 2003 Plan and establish rules and regulations for the administration of the 2003 Plan.

The Compensation Committee may delegate its powers under the 2003 Plan to one or more officers or directors of EnteroMedics or a committee of such officers or directors, except that the Compensation Committee may not delegate its powers to grant awards to officers or directors of EnteroMedics or any affiliate who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or in such a manner as would contravene Section 157 of the Delaware General Corporation Law.

Eligible Participants

Any employee, officer, consultant, independent contractor or non-employee director providing services to us or any of our affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the 2003 Plan. However, only employees of EnteroMedics or our subsidiary are eligible for grants of incentive stock options. As of May 26, 2016, approximately 35 employees and officers, 10 consultants and independent contractors and seven non-employee directors were eligible to participate in the 2003 Plan.

Shares Available for Awards

The 2003 Plan currently authorizes an aggregate of 1,320,000 shares of our common stock for issuance under all stock-based awards. The closing price per share of our stock on the NASDAQ Capital Market on May 26, 2016 was $0.62 per share. Certain awards under the 2003 Plan are subject to limitations as follows:

•	No eligible person that may be a “covered person” within the meaning of Section 162(m) of the Code (a “covered person”) may be granted stock options, stock appreciation rights or any other award or awards under the 2003 Plan, the value of which award or awards is based solely on an increase in the value of the shares after the date of grant, and which is intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (qualified performance-based compensation) for more than 2,000,000 shares or, if such award is payable in cash, for an amount greater than the fair market value of 2,000,000 shares at the time of payment.

•	No eligible person that may be a covered person may be granted awards denominated in shares under the 2003 Plan which are intended to represent qualified performance-based compensation (including, without limitation, performance awards, restricted stock and restricted stock units) for more than 2,000,000 shares in the aggregate in any calendar year.

•	The maximum amount payable pursuant to all performance awards denominated in cash under the 2003 Plan which are intended to represent qualified performance-based compensation to any participant that may be a covered person in the aggregate in any calendar year shall be $10,000,000 in value, whether payable in cash, shares or other property.

In addition, awards will only be granted to consultants and advisors in compliance with Rule 405 of the Securities Act of 1933, as amended.

The Compensation Committee may adjust the 2003 Plan or outstanding awards in a manner it deems equitable if it is necessary in order to prevent the dilution or enlargement of such benefits or potential benefits in the case of a stock dividend or other distribution, recapitalization, stock split, merger, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights or other similar corporate transaction or event. As a result of such changes, and provided that the number of shares covered by any award or to which any award relates will always be a whole number, the Compensation Committee may adjust the number and type of shares (or other securities or property) subject to outstanding awards or that may be made the subject of future awards and/or the purchase or exercise price of any award.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2003 Plan. The shares available for award under the 2003 Plan may also include shares previously reacquired by EnteroMedics and designated as treasury shares.

Types of Awards and Terms and Conditions

The 2003 Plan permits the granting of: stock options (including both incentive and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance awards, dividend equivalents, other stock grants and other stock-based awards. The Compensation Committee, in its discretion, may grant awards alone or in addition to, in tandem with or in substitution for any other award. Awards granted in addition to or in tandem with other awards may be granted either at the same time as or at a different time from the grant of another award. The specific terms of each award are provided in separate award agreements.

Stock Options. Stock options awarded under the 2003 Plan may be either “incentive” stock options or “non-qualified” stock options under the Code. Stock options allow the option holder to purchase shares of our stock for a set per-share exercise price determined by the Compensation Committee on the date of grant, and may not be less than the fair market value of our common stock on the date the option is granted, except for those who own more than 10% of the total voting power of our outstanding capital stock, who must be granted stock options with an exercise price of at least 110% of the fair market value of our stock. The exercise price of stock options may be less than fair market value on the date of grant if necessary to comply with the legal requirements of a foreign jurisdiction or if the stock option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with EnteroMedics or any affiliate. The Compensation Committee sets the terms and vesting provisions of stock options, provided that: (i) the aggregate fair market value of shares exercisable for the first time pursuant to incentive stock options held by a participant may not exceed $100,000 in any calendar year, (ii) all incentive stock options must be granted within 10 years from the earlier of the date on which the 2003 Plan was adopted by our Board of Directors or approved by our stockholders, (iii) unless sooner exercised, all incentive stock options will expire no later than 10 years after the date of grant or, if the holder possesses more than 10% of the total voting power of our outstanding capital stock on the date of grant, no later than 5 years after the date of grant and (iv) incentive stock options granted under the 2003 Plan will contain such other provisions required in order to qualify as incentive stock options under the Code. No incentive stock option is transferable by the holder, other than by the laws of descent and distribution. An incentive stock option may only be exercised by its holder during his or her lifetime. A non-qualified stock option will be transferable by the holder to a family member, by will, or pursuant to the laws of descent and distribution, or as otherwise permitted pursuant to rules and regulations adopted by the SEC. The Compensation Committee, may permit a participant to transfer a non-qualified stock option to any family member at any time that such participant holds such option as long as such transfer is not for value and the family member may not make subsequent transfers other than by will or the laws of descent and distribution. In addition, the Compensation Committee may permit, in its discretion, the “net exercise” of non-qualified stock options. The exercise price of outstanding stock options may not be lowered through re-pricing, or by canceling any previously granted stock option and replacing that option with a re-grant of the same award without prior approval of our stockholders.

Stock Appreciation Rights. SARs granted under the 2003 Plan entitle the holder, upon exercise, to receive an amount equal to the excess of the fair market value of the shares of stock underlying the SAR at the time of exercise over the exercise price for such shares without tendering any consideration. The exercise or strike price for SARs is determined by the Compensation Committee on the date of grant, and may not be less than the fair market value on the date the SAR is granted. The Compensation Committee sets the terms and vesting provisions of SARs, provided that no SAR may have a term greater than 10 years. The Compensation Committee may, at its discretion, settle SARs in either cash or stock. A SAR may only be exercised by its holder during his or her lifetime. Except as otherwise provided by the Compensation Committee, a holder of a SAR may not sell, transfer, pledge or assign any such rights with respect to the SAR.

Restricted Stock and Restricted Stock Units. The holders of restricted stock own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The restriction period begins on the date of grant and the restrictions may lapse separately or in combination at a time or times in such installments or otherwise as determined by the Compensation Committee and set forth in the award agreement. After the restrictions have lapsed, the holder has all of the rights of a stockholder of our common stock. If the holder’s employment or service to EnteroMedics terminates during the restriction period, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions. The holders of restricted stock awards may not sell, transfer, pledge or assign shares of restricted stock during the restriction period.

Performance Awards. Performance awards are exercisable upon the achievement of performance goals set forth in the agreements covering the performance awards. A performance award granted under the 2003 Plan may be payable in cash or in shares of common stock (including restricted stock), other securities, other awards or other property. Subject to the terms of the 2003 Plan and any award agreement, the length of the performance period, the performance goals to be achieved during the performance period, the amount of any performance award, the payment amount to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Compensation Committee.

Dividend Equivalents. Dividend equivalents entitle the holder to receive payments equivalent to the amount of any cash dividends paid on shares of our common stock. A dividend equivalent may be denominated or payable in cash, shares of stock or other securities, or other awards or property determined in the discretion of the Compensation Committee. The Compensation Committee will also determine any other terms and conditions applicable to the dividend equivalents. The Compensation Committee may not grant dividend equivalents to eligible persons in connection with the grants of options or SARs to such eligible persons and no dividend equivalent payments will be made to a participant with respect to any award prior to the date on which all conditions or restrictions relating to such award (or portion thereof to which the dividend equivalent relates) have been satisfied, waived or lapsed.

Other Stock Grants and Stock-Based Awards. The Compensation Committee also has the authority to grant common stock under the 2003 Plan without restrictions as it deems consistent with the purpose of the 2003 Plan, as well as the authority to grant other stock-based awards, with methods of payment and other relevant terms as determined by the Compensation Committee.

Amendment and Termination

Our Board of Directors may amend, alter, or terminate the 2003 Plan at any time provided, however, that any Plan amendment will be submitted to our stockholders for approval if (i) required by law or by the securities exchange on which our stock is listed, (ii) the failure to obtain such consent causes Rule 16b-3 or Section 162(m) of the Code to be unavailable with respect to the 2003 Plan or (iii) the failure to obtain such consent causes us to be unable, under the Code, to grant incentive stock options under the 2003 Plan. No termination or amendment of the 2003 Plan will in any manner adversely affect an award previously granted under the 2003 Plan without the consent of the applicable award holder. While our Board of Directors retains the right to terminate the 2003 Plan as described above, the 2003 Plan will automatically terminate on September 27, 2022, the tenth anniversary of the effective date of the 2003 Plan. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of EnteroMedics or any other similar corporate transaction or event involving EnteroMedics, the Compensation Committee or the Board of Directors may provide for, in its sole discretion, upon the consummation of the event: (i) either termination of any award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon exercise of such award or realization of the participant’s rights or replacement of such award with other rights or property selected by the Compensation Committee or the Board of Directors, in its sole discretion, (ii) such award to be assumed by the successor or survivor corporation or substituted for similar options, rights or awards, (iii) such award will be exercisable or fully vested with respect to all shares covered thereby notwithstanding anything to the contrary in the award agreement or (iv) such award cannot vest, be exercised or become payable after a date certain in the future which may be the effective date of such event.

Change in Control

The Compensation Committee has discretion to provide in any award agreement under the 2003 Plan that the restrictions on the award may lapse, mature or the award may become exercisable on an accelerated basis upon a change in control of EnteroMedics. The 2003 Plan allows the acceleration of the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or stockholder approval of (rather than the consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, EnteroMedics.

Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on the NASDAQ Capital Market under the symbol “ETRM.”

Our common stock has been traded on the NASDAQ Stock Market under the symbol “ETRM” since our initial public offering (“IPO”) on November 15, 2007. Prior to that date, there was no public market for our common stock. Our common stock was traded on the NASDAQ Global Market from its initial listing at the time of our IPO until January 21, 2010. Subsequently, in anticipation of not curing our deficiencies with the continued listing requirements of the NASDAQ Global Market, we requested and were approved to transfer to the NASDAQ Capital Market, effective January 22, 2010.

The following table sets forth on a per share basis the high and low sale prices of our common stock on the NASDAQ Stock Market during the periods indicated. These prices have been adjusted to reflect the 1-for-15 reverse split of our common stock that was effected on January 6, 2016.

	High	Low
Fiscal Year 2015
First Quarter	$26.85	$0.82
Second Quarter (through May 26, 2016)	$1.24	$0.56

Fiscal Year 2015
First Quarter	$30.75	$13.65
Second Quarter	$21.00	$8.85
Third Quarter	$9.90	$3.00
Fourth Quarter	$4.95	$1.50

Fiscal Year 2014
First Quarter	$39.90	$25.20
Second Quarter	$32.55	$21.15
Third Quarter	$24.75	$16.50
Fourth Quarter	$22.05	$14.85

Fiscal Year 2013
First Quarter	$48.45	$12.15
Second Quarter	$22.05	$12.15
Third Quarter	$20.55	$15.00
Fourth Quarter	$33.60	$16.65

On May 26, 2016, the closing price per share of our common stock on the NASDAQ Capital Market was $0.62. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options. As of May 26, 2016, there were approximately 50 stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Information Concerning Us; Financial Information

Information Concerning Us

We are a medical device company with approvals to commercially launch our product, the Maestro Rechargeable System, in the United States, Australia, the European Economic Area and other countries that recognize the European CE Mark. We are focused on the design and development of devices that use neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders. Our proprietary neuroblocking technology, which we refer to as vBloc Therapy, is designed to intermittently block the vagus nerve using high frequency, low energy, electrical impulses. We have a limited operating history and only recently received U.S. Food and Drug Administration (“FDA”) approval to sell our product in the United States. In addition, we have regulatory approval to sell our product in Australia, the European Economic Area and other countries that recognize the European CE Mark and do not have any other source of revenue. We have devoted substantially all of our resources to the development and commercialization of the Maestro Rechargeable System.

The Maestro Rechargeable System, our initial product, uses vBloc Therapy to limit the expansion of the stomach, help control hunger sensations between meals, reduce the frequency and intensity of stomach contractions and produce a feeling of early and prolonged fullness. We believe the Maestro Rechargeable System offers obese patients a minimally-invasive treatment that can result in significant, durable and sustained weight loss. We believe that our Maestro Rechargeable System allows bariatric surgeons to offer a new option to obese patients who are concerned about the risks and complications associated with currently available anatomy-altering, restrictive or malabsorptive surgical procedures.

We received U.S. Food and Drug Administration (“FDA”) approval on January 14, 2015 for vBloc Therapy, delivered via the Maestro Rechargeable System, for the treatment of adult patients with obesity who have a Body Mass Index (“BMI”) of at least 40 to 45 kg/m2, or a BMI of at least 35 to 39.9 kg/m2 with a related health condition such as high blood pressure or high cholesterol levels, and who have tried to lose weight in a supervised weight management program and failed within the past five years. We have begun a controlled commercial launch at select bariatric centers of excellence in the United States and had our first commercial sales in 2015. During 2015, we started the process of building a sales force and a controlled expansion of our operations and recently hired three new executives in January 2016 to oversee this expansion. The direct sales force is supported by field technical managers who provide training, technical and other support services to our customers. Throughout 2015 our sales force called directly on key opinion leaders and bariatric surgeons at commercially-driven bariatric centers of excellence that met our certification criteria, which led to the training and certification of over 50 centers and 75 surgeons in implanting and administering vBloc Therapy. We plan to build on these efforts in 2016 through geography and self-pay patient focused direct-to-patient marketing, key opinion leader and center specific partnering, and a multi-faceted reimbursement strategy. To date, we have relied on, and anticipate that we will continue to rely on, third-party manufacturers and suppliers for the production of our Maestro Rechargeable System.

Data from our ReCharge trial was used to support the premarket approval (“PMA”) application for the Maestro Rechargeable System, submitted to the FDA in June 2013. The ReCharge trial is a randomized, double-blind, sham-controlled, multicenter pivotal clinical trial testing the effectiveness and safety of vBloc Therapy utilizing our Maestro Rechargeable System. All patients in the trial received an implanted device and were randomized in a 2:1 allocation to treatment or sham control groups. The sham control group received a non-functional device during the trial period. All patients were expected to participate in a standard weight management counseling program. The primary endpoints of efficacy and safety were evaluated at 12 months. As announced, the ReCharge trial met its primary safety endpoint with a 3.7% serious adverse event rate. The safety profile at 12 months was further supported by positive cardiovascular signals including a 5.5 mmHg drop in systolic blood pressure, a 2.8 mmHg drop in diastolic blood pressure and a 3.6 bpm drop in average heart rate.

Although the trial did not meet its predefined co-primary efficacy endpoints, it did demonstrate in the intent to treat (“ITT”) population (n=239) a clinically meaningful and statistically significant excess weight loss (“EWL”) of 24.4% (approximately 10% total body weight loss (“TBL”)) for vBloc Therapy-treated patients, with 52.5% of patients achieving at least 20% EWL. In the per protocol population, the trial demonstrated an EWL of 26.3% for vBloc Therapy-treated patients, with 56.8% of patients achieving at least 20% EWL.

In the ReCharge trial, two-thirds of vBloc Therapy-treated patients achieved at least 5% TBL at 12 months. According to the Centers for Disease Control and Prevention (“CDC”), 5% TBL can have significant health benefits on obesity related risk factors, or comorbidities, including reduction in blood pressure, improvements in Type 2 diabetes and reductions in triglycerides and cholesterol. Further analysis of our data at 12 months showed a meaningful impact on these comorbidities as noted in the below table showing the improvements seen at 10% TBL, the average weight loss in vBloc Therapy-treated patients.

Risk Factor	10% TBL
Systolic BP (mmHg)	-9
Diastolic BP (mmHg)	-6
Heart Rate (bpm)	-6
Total Cholesterol (mg/dL)	-15
LDL (mg/dL)	-9
Triglycerides (mg/dL)	-41
HDL (mg/dL)	3
Waist Circumference (inches)	-7
HbA1c (%)	-0.5

We subsequently announced that vBloc Therapy-treated patients were maintaining their weight loss at 18 months and 24 months with an EWL of 23.5% and 21.1%, respectively. The trial’s positive safety profile also continued throughout this reported time period.

We obtained European CE Mark approval for our Maestro Rechargeable System in 2011 for the treatment of obesity. The CE Mark approval for our Maestro Rechargeable System was expanded in 2014 to also include use for the management of Type 2 diabetes in obese patients. In January 2012, the final Maestro Rechargeable System components were listed on the Australian Register of Therapeutic Goods by the Therapeutic Goods Administration. The costs and resources required to successfully commercialize the Maestro Rechargeable System internationally are currently beyond our capability. Accordingly, we intend to devote our near-term efforts toward mounting a successful system launch in the United States. We intend to explore select international markets to commercialize the Maestro Rechargeable System as our resources permit, using direct, dealer and distributor sales models as the targeted market best dictates.

To date, we have not observed any mortality related to our device or any unanticipated adverse device effects in our human clinical trials. We have also not observed any long-term problematic clinical side effects in any patients. In addition, data from our VBLOC-DM2 ENABLE trial outside the United States demonstrate that vBloc Therapy may hold promise in improving obesity-related comorbidities such as diabetes and hypertension. We are conducting, or plan to conduct, further studies in each of these comorbidities to assess vBloc Therapy’s potential in addressing multiple indications.

We recently commenced commercial operations in the United States, deriving revenues from our primary business activity in 2015. We expect to incur significant sales and marketing expenses prior to recording sufficient revenue to offset these expenses. We expect our selling, general and administrative expenses to increase as we continue to add the infrastructure necessary to support our initial commercial sales, operate as a public company and develop our intellectual property portfolio. For these reasons, we expect to continue to incur operating losses for the next several years. We have financed our operations to date principally through the sale of equity securities, debt financing and interest earned on investments.

We were incorporated in Minnesota in December 2002 as two separate legal entities, Alpha Medical, Inc. and Beta Medical, Inc., both of which were owned 100% by a common stockholder. In October 2003, the two entities were combined and we changed our name to EnteroMedics Inc. In 2004 we reincorporated in Delaware. As of December 31, 2015, we had 37 employees, all of which are located in the United States. Our principal executive offices are located at 2800 Patton Road, St. Paul, Minnesota 55113, and our telephone number is (651) 634-3003.

Financial Information

Summary Consolidated Financial Data

The following tables set forth certain summary consolidated financial data derived from our unaudited interim consolidated financial statements for the three months ended March 31, 2016 and 2015 and from our audited consolidated financial statements for the years ended December 31, 2015 and 2014. The unaudited interim consolidated financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the interim periods presented. This summary consolidated financial data is qualified in its entirety and should be read together with our historical consolidated financial statements and the related notes in the documents incorporated by reference herein.

Summary Consolidated Financial Data

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014
	(In thousands, except per share data)
Operations:
Loss from operations	$(7,542)	$(6,964)	$(28,034)	$(25,593)
Net loss	(7,409)	(7,174)	(25,499)	(26,129)
Basic and diluted net loss per share	(0.94)	(1.48)	(4.27)	(5.78)
Shares used to compute basic and diluted net loss per share	7,841	4,849	5,970	4,524

Financial Position:
Cash, cash equivalents and short-term investments	$11,154	$11,432	7,927	11,619
Working capital (current assets less current liabilities)	4,566	6,001	6,017	5,303
Total assets	14,855	14,336	11,587	14,386
Long-term debt, net of current portion and discounts	6,730	—	550	—
Accumulated deficit	(284,989)	(259,256)	(277,581)	(252,082)
Total stockholders’ equity	(1,259)	7,315	3,673	6,664

Book Value

We had a book value per share of $(0.15) on March 31, 2016 (calculated using the book value as of March 31, 2016, divided by the number of outstanding shares of our common stock as of March 31, 2016).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Three Months
	December 31, 2014	December 31, 2015	Ended March 31, 2016
Ratio of earnings to fixed charges	—	—	—
Deficiency of earnings available to cover fixed charges	$26,129	$25,499	$7,409

For purposes of computing these ratios, earnings represent loss before income taxes plus fixed charges and fixed charges represent interest expense, amortization of commitment fees, debt issuance costs and original issue discount and the estimated interest component of rent expense.

In each of the periods presented, there were insufficient earnings available to cover fixed charges. As a result, the ratio of earnings to fixed charges was less than 1.0 for these years. The deficiencies of earnings to fixed charges for these years are presented in the table above.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer—Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

The following table sets forth certain information as of May 26, 2016 about the outstanding options granted under our 2003 Plan held by each of our directors and executive officers. Our executive officers are eligible to participate in this Exchange Offer. As of May 26, 2016, our executive officers and directors (twelve (12) persons) as a group held options unexercised and outstanding under the 2003 Plan to purchase a total of 629,108 shares of our common stock, which represented approximately 59.7% of the shares subject to all options outstanding under the 2003 Plan as of that date.

The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under our 2003 Plan, which was 1,053,722 as of May 26, 2016.

Name	Position	Aggregate Number of Options Awarded Under the 2003 Plan	Percentage of Total Outstanding Options Under the 2003 Plan
Dan W. Gladney.	President, Chief Executive Officer, and Director	—	—%
Greg S. Lea	Chief Financial Officer and Chief Compliance Officer	227,290	21.6%
Scott A. Shikora, M.D.	Executive Vice President of Medical Affairs and Chief Medical Officer	50,000	4.7%
Naqeeb (Nick) A. Ansari	Senior Vice President of Sales	—	—%
Peter M. DeLange	Senior Vice President of Operations and Business Development	—	—%
Paul F. Hickey	Senior Vice President of Marketing and Reimbursement	—	—
Carl Goldfischer, M.D.	Director	10,495	1.0%
Bobby I. Griffin	Director	12,326	1.2%
Anthony P. Jansz	Director	19,328	1.8%
Mark B. Knudson, Ph.D.	Chairman and Director	264,709	25.1%
Lori C. McDougal	Director	4,666	0.4%
Nicholas L. Teti, Jr.	Director	13,133	1.2%
Jon T. Tremmel	Director	27,161	2.6%

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

Status of Eligible Options Acquired by Us in This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be canceled on the Cancellation Date and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

Accounting Consequences of This Exchange Offer

We have adopted the fair value method of accounting for share-based payments. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of Eligible Options pursuant to the Exchange Offer will be characterized as a modification of the existing option awards and no incremental expense will be recognized if the modification is fair value neutral. To be fair value neutral, the fair value of the New Options, as determined based on our option pricing model, must be approximately equal to the fair value, in the aggregate, of the Eligible Options being tendered for exchange. As described above under “Risk Factors,” we use the Black-Scholes option pricing model to determine the fair value of all options granted to employees. When we established the exchange ratios on May 23, 2016, we set the exchange ratios in a manner intended to avoid the incurrence by us of any material incremental share-based compensation expense. However, if there are fluctuations in the trading price of our common stock between the date the ratios were established and the date the New Options are granted, there is some risk of incremental compensation expense.

Any previous unrecognized compensation expense from the tendered Eligible Options and incremental compensation costs, if any, associated with the New Options granted in the exchange will be recognized by us over the appropriate vesting period. However, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, we will stop recognizing expense on the tendered Eligible Options and the incremental cost, if any, for the New Options that are forfeited will not be recognized.

Since the trading price of our common stock on the New Option Grant Date and the forfeiture of any New Options prior to vesting cannot be predicted with any certainty at this time and will not be known until the Expiration Date and the vesting of all New Options, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

Material United States Income Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange for U.S. federal income tax purposes, accordingly, you should not recognize income upon receipt of the New Options in exchange for Eligible Options. However, the tax consequences of the Exchange Offer are not entirely certain. The Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.

Any incentive stock options that are Eligible Options subject to the Exchange Offer that you do not tender pursuant to this Exchange Offer will be treated as having been modified and regranted if the Exchange Offer extends for 30 or more calendar days. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the Eligible Options that you hold may cease to qualify as incentive stock options, even though you do not tender those options pursuant to the Exchange Offer. Any Eligible Options that cease to qualify as incentive stock options will be treated as non-qualified stock options. In addition, any Eligible Options that are deemed to be regranted and that continue to qualify as incentive stock options will have a new grant date for incentive stock option purposes, including holding period requirements.

Because the New Options issued in the Exchange Offer will be non-qualified stock options, upon exercise of the New Options, the Eligible Optionholder who participates and receives the New Options will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price of the New Options. Any ordinary income recognized on the exercise of the New Options will be subject to applicable income and employment tax withholding. Upon disposition of the shares resulting from the exercise of the New Options, the Eligible Optionholder will recognize a capital gain or loss (which will be long- or short-term depending on whether the shares were held for more than one year) equal to the difference between the amount realized on disposition and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws.

Our grant of New Options will not result in taxable income for us. However, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below and the general rules regarding deductibility of compensation.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated officers (other than our chief executive officer), but does allow a deduction for “performance-based compensation.” We expect that all of our New Options when granted should qualify as performance-based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations currently in effect, which are subject to change, and the discussion does not purport to be a complete description of all U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We urge participants to consult with their individual tax advisors to determine the applicability of the tax rules to their particular circumstances.

ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Exchange Offer is a part. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2016;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2016;

•	Current Reports on Form 8-K filed with the SEC on on January 8, 2016; January 13, 2016; January 22, 2016; February 3, 2016; May 6, 2016 (excluding Item 2.02); May 10, 2016; and May 13, 2016; and

•	the description of our common stock contained in any registration statement on Form 8-A that we have filed, and any amendment or report filed for the purpose of updating this description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

Our internet address is www.enteromedics.com and the investor relations section of our website is located at http://ir.enteromedics.com. We make available free of charge, on or through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this Exchange Offer.

EnteroMedics hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Exchange Offer is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Exchange Offer, other than exhibits to such documents. Requests for such copies should be sent to us at the following address:

EnteroMedics Inc.

2800 Patton Road

St. Paul, Minnesota 55113

Attention: Secretary

(651) 634-3003

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN

THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

EnteroMedics Inc.

May 27, 2016